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                                                           Exhibit 99.B15(b)

                      THE BLACKROCK GOVERNMENT INCOME TRUST

                          Distribution and Service Plan
                                (Class B Shares)

                                  Introduction

      The Distribution and Service Plan (the Plan) set forth below which is designed to conform to the requirements of Rule 12b-l under the Investment Company Act of 1940 (the Investment Company Act) and Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (NASD) has been adopted by The BlackRock Government Income Trust, (the Trust) and by Prudential Securities Incorporated (Prudential Securities), the Trust's distributor (the Distributor).

      The Trust has entered into a distribution agreement (the Distribution Agreement) pursuant to which the Trust will continue to employ the Distributor to distribute Class B shares issued by the Trust (Class B shares). Under the Distribution Agreement, the Distributor will be entitled to receive payments from investors of contingent deferred sales charges imposed with respect to certain repurchases and redemptions of Class B shares. Under the Plan, the Trust wishes to reimburse the Distributor for costs incurred by the Distributor in distributing Class B shares of the Trust and to pay the Distributor a service fee for the maintenance of Class B shareholder accounts. A majority of the Trustees of the Trust including a majority who are not "interested persons" of the Trust (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of this Plan or any

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agreements related to it (the Rule 12b-l Trustees), have determined by votes cast in person at a meeting called for the purpose of voting on this Plan that there is a reasonable likelihood that adoption of this Plan will benefit the Trust and its shareholders. Expenditures under this Plan by the Trust for Distribution Activities (defined below) are primarily intended to result in the sale of Class B shares of the Trust within the meaning of paragraph (a) (2) of Rule 12b-1 promulgated under the Investment Company Act.

      The purpose of the Plan is to create incentives to the Distributor and/or other qualified broker-dealers and their account executives to provide distribution assistance to their customers who are investors in the Trust, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities and to provide for the servicing and maintenance of shareholder accounts.

                                   The Plan

      The material aspects of the Plan are as follows:

1.    Distribution Activities

      The Trust shall engage the Distributor to distribute Class B shares of the Trust and to service shareholder accounts using all of the facilities of the Prudential Securities distribution network including sales personnel and branch office and central support systems, and also using such other qualified broker-dealers and financial institutions as the Distributor may select, including Pruco Securities Corporation (Prusec) . Services provided and


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activities undertaken to distribute Class B shares of the Trust are referred to herein as "Distribution Activities."

2.    Payment of Service Fee

      The Trust shall reimburse the Distributor for costs incurred by it in providing personal service and/or maintaining shareholder accounts at a rate not to exceed .25 of 1% per annum of the average daily net assets of the Class B shares (service fee). The Trust shall calculate and accrue daily amounts reimbursable by the Class B shares of the Trust hereunder and shall pay such amounts monthly or at such other intervals as the Trustees may determine. Costs of the Distributor subject to reimbursement hereunder include account servicing fees and indirect and overhead costs associated with providing personal service and/or maintaining shareholder accounts.

3.    Payment for Distribution Activities

      The Trust shall reimburse the Distributor at a rate which, together with the service fee (described in Section 2 hereof), shall not exceed 1% per annum of the average daily net assets of the Class B shares of the Trust for costs incurred by it in performing Distribution Activities. The Trust shall calculate and accrue daily amounts reimbursable by the Class B shares of the Trust hereunder and shall pay such amounts monthly or at such other intervals as the Trustees may determine. Proceeds from contingent deferred sales charges will be applied to reduce the costs incurred in performing Distribution Activities. The Trust shall carry forward amounts reimbursable that are not paid because they exceed .75 of 1% per annum of the average daily net assets of the Class B


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shares of the Trust (Carry Forward Amounts) and shall pay such amounts within the .75 of 1% per annum payment rate limitation so long as this Plan, including any amendments hereto, is in effect, subject to the limitations of Article III,
Section 26 of the NASD Rules of Fair Practice. Although the Trust is not liable for unreimbursed distribution expenses, in the event of termination or discontinuation of the Plan, the Trustees may consider the appropriateness of having the Class B shares of the Trust reimburse the Distributor for the then outstanding Carry Forward Amounts plus interest thereon to the extent permitted by applicable law or regulation from the effective date of the Plan.

      Amounts paid to the Distributor by the Class B shares of the Trust will not be used to pay the distribution expenses incurred with respect to the Class A shares of the Trust except that distribution expenses attributable to the Trust as a whole will be allocated to the Class B shares according to the ratio of the sale of Class B shares to the total sales of the Trust's shares over the Trust's fiscal year or such other allocation method approved by the Trustees. The allocation of distribution expenses among Classes will be subject to the review of the Trustees. Payments hereunder will be applied to distribution expenses in the order in which they are incurred, unless otherwise determined by the Trustees.

      Costs of the Distributor subject to reimbursement hereunder are all costs of performing Distribution Activities and include, among others:


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      (a)   sales commissions (including trailer commissions) paid to, or on account of, account executives of the Distributor;

      (b) indirect and overhead costs of the Distributor associated with performance of distribution activities including central office and branch expenses;

      (c) amounts paid to Prusec in reimbursement of all costs incurred by Prusec in performing services under a selected dealer agreement between Prusec and the Distributor for sale of Class B shares of the Trust, including sales commissions and trailer commissions paid to, or on account of, agents and indirect and overhead costs associated with distribution activities;

      (d) advertising for the Trust in various forms through any available medium, including the cost of printing and mailing Trust prospectuses, statements of additional information and periodic financial reports and sales literature to persons other than current shareholders of the Trust;

      (e) sales commissions (including trailer commissions) paid to, or on account of, broker-dealers and other financial institutions (other than Prusec) which have entered into selected dealer agreements with the Distributor with respect to shares of the Trust;

      (f) to the extent permitted by law, interest on unreimbursed Carry Forward Amounts as defined in Section 3 at a rate equal to that paid by Prudential Securities for bank borrowings as such rate may vary from day to day, not to exceed that permitted under Article III,
            Section 26, of the NASD Rules of Fair Practice; and

      (g) unreimbursed distribution expenses incurred with respect to the sale of Class B shares which have been exchanged into the Trust.


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4.    Quarterly Reports; Additional Information

      An appropriate officer of the Trust will provide to the Trustees of the Trust for review, at least quarterly, a written report specifying in reasonable detail the amounts expended for Distribution Activities (including payment of the service fee) and the purposes for which such expenditures were made in compliance with the requirements of Rule 12b-l. The Distributor will provide to the Trustees of the Trust such additional information as they shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by the Distributor.

      The Distributor will inform the Trustees of the Trust of the commissions and account servicing fees to be paid by the Distributor to account executives of the Distributor and to broker-dealers and other financial institutions which have selected dealer agreements with the Distributor.

5.    Effectiveness; Continuation

      The Plan shall not take effect until it has been approved by a vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Class B shares of the Trust.

      If approved by a vote of a majority of the outstanding voting securities of the Class B shares of the Trust, the Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect thereafter for so long as such continuance is specifically approved at least annually by a majority of the


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Trustees of the Trust and a majority of the Rule 12b-l Trustees by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan.

6.    Termination

      This Plan may be terminated at any time by vote of a majority of the Rule 12b-l Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Class B shares of the Trust.

7.    Amendments

      The Plan may not be amended to change the distribution expenses to be paid as provided for in Section 3 hereof so as to increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Class B shares of the Trust. All material amendments of the Plan, including the addition or deletion of categories of expenditures which are reimbursable hereunder, shall be approved by a majority of the Trustees of the Trust and a majority of the Rule 12b-l Trustees by votes cast in person at a meeting called for the purpose of voting on the Plan.

8.    Non-interested Trustees

      While the Plan is in effect, the selection and nomination of the Trustees who are not "interested persons" of the Trust (non-interested Trustees) shall be committed to the discretion of the non-interested Trustees.


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9.    Records

      The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 4 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.

10.   Liabilities of the Fund

      The name The BlackRock Government Income Trust is the designation of the Trustees under a Declaration of Trust, dated June 13, 1991 and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Funds.


Dated as of September 1, 1992 and
amended and restated as of July 1, 1993


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